Exhibit 5.1

March 15, 2011

MoSys, Inc.

3301 Olcott Street

Santa Clara, CA  95054

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for MoSys, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about March 15, 2011 (the “Registration Statement”).

The Registration Statement covers the registration of 500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), all of which are issuable by the Company upon exercise of options and pursuant to other awards for the acquisition of common stock to be granted under the Company’s 2010 Equity Incentive Plan (“Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan.  We have reviewed copies of the Plan and the form of Agreement for Stock Option Grant pursuant to the Plan (the “Option Agreement”), each as currently in effect.  We have also examined and relied upon such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted under and in accordance with the Plan and against the payment of any purchase price therefor, as specified in the Plan or the Option Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP
BINGHAM MCCUTCHEN LLP